Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for First Quarter 2017

Houston, Texas (Tuesday, May 2, 2017) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2017.

First Quarter 2017 Highlights

	Three months ended March 31,
	2017	2016
($ in millions, except per unit amounts)
Operating income	$1,032	$916
Net income	$771	$670
Fully diluted earnings per unit	$0.36	$0.32
Net cash flow provided by operating activities (1)	$854	$900
Total gross operating margin (2)	$1,469	$1,324
Adjusted EBITDA (2)	$1,414	$1,327
Distributable cash flow (2)	$1,129	$1,054

(1)
Net cash flow provided by operating activities includes the impact of the timing of cash receipts and payments related to operations.  For the first quarters of 2017 and 2016, the net effect of changes in operating accounts, which are a component of net cash flow provided by operating activities, were  reductions of $310 million and $186 million, respectively.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Net income for the first quarter of 2017 was $771 million compared to $670 million for the first quarter of 2016.  Net income attributable to limited partners was $761 million, or $0.36 per unit on a fully diluted basis for the first quarter of 2017 compared to $661 million or $0.32 per unit on a fully diluted basis for the first quarter of 2016.

•
Enterprise increased its cash distribution with respect to the first quarter of 2017 by 5.1 percent over the first quarter of 2016 to $0.415 per unit, or $1.66 per unit on an annualized basis. This is the 51st consecutive quarterly increase and the 60th increase since the partnership’s initial public offering in 1998. This distribution will be paid on May 8, 2017 to unitholders of record as of the close of business on April 28, 2017.

•
 Enterprise generated distributable cash flow of $1.1 billion for the first quarter of 2017, which provided approximately 1.3 times coverage of the $0.415 per unit distribution.  The partnership retained $238 million of distributable cash flow for the first quarter of 2017, providing financial flexibility to fund growth capital projects, reduce debt and decrease the need to issue additional equity.

•	First Quarter Volume Highlights

	Three months ended March 31,
	2017	2016
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	5.4	5.2
Marine terminal volumes (million BPD)	1.4	1.3
Natural gas pipeline volumes (TBtu/d)	11.4	11.9
NGL fractionation volumes (MBPD)	799	836
Fee-based natural gas processing volumes (Bcf/d)	4.5	4.8
Equity NGL production volumes (MBPD)	150	145
As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•	Enterprise made capital investments of approximately $460 million during the first quarter of 2017, including $48 million of sustaining capital expenditures.

“Enterprise reported strong operational and financial results for the first quarter of 2017,” said Jim Teague, chief executive officer of Enterprise’s general partner.  “These results were driven by record liquid pipeline and marine terminal volumes.  During the quarter, we benefited from modifications to our octane enhancement facility that were completed in 2016 to enable the facility to operate at higher utilization rates.  Our results were also driven by contributions from our propylene fractionation business, new assets and the ramp up in commitments on assets such as our ATEX ethane pipeline and ethane export terminal.  Higher NGL and crude oil prices led to higher margins in our commodity-sensitive businesses.”

Teague added, “this operational performance enabled the partnership to generate record total gross operating margin and distributable cash flow, excluding proceeds from sale of assets.  This supported a 5.1 percent increase in our cash distribution compared to the first quarter of 2016 and provided approximately 1.3 times coverage of the cash distribution.  We plan to reinvest $238 million of retained distributable cash flow in the partnership.  Our credit ratios also improved due to the increase in total gross operating margin and a decrease in debt used for working capital purposes.”

 “Due to prolific drilling activity and production growth in the Permian basin and interest from customers, we elected to accelerate the construction of the Midland-to-Sealy crude oil pipeline and our ninth NGL fractionator at Mont Belvieu.  We also sanctioned our Shin Oak NGL pipeline to transport growing volumes of NGLs from the Permian Basin to our Mont Belvieu complex.  We now have a total of $8.4 billion of growth projects under construction scheduled to be completed this year through 2020.  We are in the process of completing construction and beginning commissioning activities at our largest growth project, the propane dehydrogenation (“PDH”) plant at Mont Belvieu.  Our commercial team continues to progress on several other projects that are in varying stages of development,” said Teague.

“The U.S. energy industry is finally entering the much awaited multi-year period of growing demand, both domestically and abroad, for U.S. NGLs, natural gas and crude oil.  Over the next three years, the U.S. petrochemical industry is scheduled to increase its domestic ethylene production capacity by 40 percent, of which almost half will be completed in 2017.  These new facilities will use ethane produced from U.S. shale as feedstock, totaling approximately 675,000 barrels per day, or 60 percent growth in ethane demand.  In addition, by the end of 2017, Enterprise’s ethane export terminal will be handling approximately 125,000 barrels per day destined for ethylene crackers in the United Kingdom, Europe and Asia.”

“As it relates to natural gas demand, exports of U.S. natural gas and LNG are expected to grow by 73 percent, or 7 Bcf/d, over the next three years as new pipelines and LNG facilities are completed.  In addition, the U.S. power industry is slated to increase natural gas demand for power generation by 7 percent, or approximately 2 Bcf/d.  Finally, in terms of U.S. crude oil and condensate, some of the highest valued markets for these products are international markets in Asia and Europe.  As producers in the energy industry emerge from a challenging business cycle, we believe Enterprise’s integrated midstream system is well positioned to benefit from this extended period of demand growth coupled with the expected increase in U.S. production as rig counts rebound,” concluded Teague.

Review of First Quarter 2017 Results

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 9 percent to a record $856 million for the first quarter of 2017 from $784 million for the first quarter of 2016.

Gross operating margin from Enterprise’s natural gas processing business and related NGL marketing activities increased $44 million, or 19 percent, to $278 million for the first quarter of 2017, compared to $234 million for the first quarter of 2016.  Gross operating margin from the partnership’s natural gas processing plants increased approximately $21 million, primarily due to higher processing margins, including the impact of hedging activities.  Enterprise’s NGL marketing activities contributed $23 million to the increase in gross operating margin, primarily due to higher sales volumes. Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.5 Bcf/d in the first quarter of 2017 compared to 4.8 Bcf/d in the first quarter of 2016.  Decreases in fee-based processing volumes from our South Texas and Meeker natural gas processing plants more than offset an increase from our South Eddy plant in the Delaware Basin, which began operations in May 2016.  The partnership’s equity NGL production increased to 150 MBPD this quarter from 145 MBPD for the first quarter of 2016.  An increase in equity NGL production from the South Eddy and Rocky Mountain plants was partially offset by lower equity NGL volumes extracted by our plants in South Texas.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $28 million, or 7 percent, to $455 million for the first quarter of 2017.  NGL pipeline transportation volumes were a record 3.2 million BPD for the first quarter of 2017 compared to 3.0 million BPD for the same quarter of 2016.  The partnership’s total NGL marine terminal volumes were a record 569 MBPD for the first quarter of 2017 compared to 456 MBPD for the first quarter of 2016.

Higher fees from the partnership’s Mont Belvieu NGL and related product storage business led to a $16 million increase in gross operating margin this quarter.  Enterprise’s LPG export and ethane export terminals on the Houston Ship Channel and a related pipeline reported a combined $14 million increase in gross operating margin due to higher volumes.  Volumes at our LPG export terminal increased 53 MBPD this quarter compared to the same quarter in 2016, and we loaded 58 MBPD of ethane during the first quarter of 2017.    Transportation volumes on the related Houston Ship Channel Pipeline System increased 147 MBPD quarter-to-quarter.

Enterprise’s ATEX and Aegis ethane pipelines reported a $9 million increase in gross operating margin for the first quarter of 2017 compared to the first quarter of 2016, primarily due to a 31 MBPD increase in transportation volumes.  Committed volumes under long-term contracts on ATEX increased to 116 MBPD for 2017 from 104 MBPD in 2016.  Committed volumes are 131 MBPD under these contracts for 2018.

Partially offsetting these increases in gross operating margin was a $4 million decrease in gross operating margin from the South Texas NGL Pipeline System, primarily due to reduced producer activity in the Eagle Ford.

Enterprise’s NGL fractionation business reported gross operating margin of $123 million for each of the first quarters of 2017 and 2016.  Total NGL fractionation volumes were 799 MBPD this quarter compared to 836 MBPD for the same quarter in 2016.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased 31 percent to $265 million for the first quarter of 2017 from $202 million for the first quarter of 2016.  Total crude oil pipeline volumes were 1.4 million BPD for each of the first quarters of 2017 and 2016.  Total crude oil marine terminal volumes were 475 MBPD for the first quarter of this year compared to 479 MBPD for the first quarter of last year.

Gross operating margin from Enterprise’s crude oil marketing and related activities increased $56 million in the first quarter of 2017 compared to the first quarter of 2016.  Approximately $33 million of this increase is associated with the non-cash, mark-to-market valuation on financial instruments related to blending activities.  The partnership had $20 million of mark-to-market gains in the first quarter of 2017 versus $13 million of mark-to-

market losses in the first quarter of 2016.  The remainder of the $56 million increase in gross operating margin is primarily due to an increase in sales margins from crude oil marketing activities associated with our firm capacity on the Seaway Pipeline.

The partnership’s West Texas Pipeline System reported an $11 million increase in gross operating margin for the first quarter of 2017 compared to the first quarter of 2016 on a 17 MBPD increase in transportation volumes between the two periods.

Enterprise’s South Texas Crude Oil Pipeline System reported an $11 million decrease in gross operating margin for the first quarter of 2017 compared to the first quarter of 2016, primarily due to lower volumes.  Pipeline volumes decreased by 62 MBPD to 176 MBPD for the first quarter of 2017 compared to the same quarter of last year.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $171 million for the first quarter of 2017 compared to $178 million for the first quarter of 2016.  Total natural gas transportation volumes were 11.4 TBtu/d for the first quarter of 2017 compared to 11.9 TBtu/d for the first quarter of 2016.

The Texas Intrastate system reported gross operating margin of $74 million for the first quarter of 2017 compared to $85 million for the first quarter of 2016.  This decrease was primarily due to lower average fees and volumes in the first quarter of 2017 compared to the first quarter of 2016.  Natural gas pipeline volumes for this system were 4.3 TBtu/d this quarter compared to 4.9 TBtu/d for the same quarter of last year.

The Jonah Gathering System reported a $7 million decrease in gross operating margin for the first quarter of 2017 compared to the same quarter of last year, primarily due to lower transportation volumes and fees.

The partnership’s Permian Basin Gathering System reported an $8 million increase in gross operating margin for the first quarter of 2017 from the first quarter of last year, attributable to increased producer drilling activity across the Permian Basin.  This system delivers natural gas to the two new processing plants Enterprise placed into service in 2016.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 18 percent to $182 million for the first quarter of 2017 from $155 million for the first quarter of 2016. Total segment pipeline transportation volumes were 827 MBPD for the first quarter of 2017 compared to 852 MBPD for the first quarter of last year.  Refined products and petrochemical marine terminal volumes were 399 MBPD for the first quarter of 2017 compared to 347 MBPD for the same quarter of last year.

Gross operating margin from Enterprise’s octane enhancement and high-purity isobutylene business increased $29 million for the first quarter of 2017 compared to the first quarter of 2016, primarily due to higher volumes.  In the first half of 2016, modifications to the octane enhancement facility were completed to mitigate the need for lengthy annual turnarounds.  With these improvements, the facility is now expected to have planned turnarounds, excluding catalyst replacements, once every three years as opposed to the historical need for annual turnarounds.  Total octane enhancement and high-purity isobutylene plant production was 20 MBPD for the first quarter of 2017 compared to 10 MBPD for the same quarter of 2016.

The partnership’s propylene business reported a $17 million increase in gross operating margin to $69 million for the first quarter of 2017 compared to $52 million for the first quarter of last year.  This increase in gross operating margin is primarily due to higher propylene sales margins and volumes and higher propylene fractionation fees at the Mont Belvieu plants.  Propylene fractionation volumes increased 16 percent to 80 MBPD this quarter from 69 MBPD for the first quarter of last year.  Gross operating margin for this business includes $8 million of pre-commissioning expenses associated with the PDH facility in the first quarter of 2017, which is expected to begin operations by mid-2017.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $77 million for the first quarter of 2017 compared to $87 million for the first quarter of 2016.  This decrease in gross operating margin was primarily due to lower transportation volumes and fees on the TE Products Pipeline.

Gross operating margin for Enterprise’s butane isomerization and related operations decreased $5 million, primarily due to lower butane isomerization volumes, which were 92 MBPD for the first quarter of 2017 compared to 110 MBPD for the first quarter of 2016.  One of the partnership’s three butane isomerization towers had 26 days of unplanned downtime during the first quarter of 2017, which contributed to the decrease in volumes.

Capitalization
Total debt principal outstanding at March 31, 2017 was $23.6 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At March 31, 2017, Enterprise had consolidated liquidity of $4.1 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the first quarter of 2017 was $460 million, which included $48 million of sustaining capital expenditures.  For 2017, we currently expect to invest in the range of $2.7 billion to $3.0 billion for growth capital projects, including $189 million for the Azure acquisition, and approximately $250 million for sustaining capital expenditures.

Conference Call to Discuss First Quarter 2017 Earnings
Enterprise will host a conference call today to discuss first quarter 2017 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,300 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,
	2017	2016
Revenues	$7,320.4	$5,005.3
Costs and expenses:
Operating costs and expenses	6,333.2	4,146.9
General and administrative costs	50.4	43.9
Total costs and expenses	6,383.6	4,190.8
Equity in income of unconsolidated affiliates	94.8	101.1
Operating income	1,031.6	915.6
Other income (expense):
Interest expense	(249.3)	(240.6)
Other, net	(5.3)	3.6
Total other expense	(254.6)	(237.0)
Income before income taxes	777.0	678.6
Provision for income taxes	(6.0)	(8.4)
Net income	771.0	670.2
Net income attributable to noncontrolling interests	(10.3)	(9.0)
Net income attributable to limited partners	$760.7	$661.2

Per unit data (fully diluted):
Earnings per unit	$0.36	$0.32
Average limited partner units outstanding (in millions)	2,134.9	2,040.5

Supplemental financial data:
Net cash flow provided by operating activities	$854.0	$899.7
Total debt principal outstanding at end of period	$23,624.8	$22,946.4

Non-GAAP distributable cash flow (1)	$1,128.6	$1,053.6
Non-GAAP Adjusted EBITDA (2)	$1,414.4	$1,327.2
Gross operating margin by segment:
NGL Pipelines & Services	$856.0	$783.7
Crude Oil Pipelines & Services	264.6	202.3
Natural Gas Pipelines & Services	170.9	177.7
Petrochemical & Refined Products Services	181.8	154.8
Total segment gross operating margin (3)	1,473.3	1,318.5
Net adjustment for shipper make-up rights (4)	(4.2)	5.8
Non-GAAP total gross operating margin (5)	$1,469.1	$1,324.3
Capital spending:
Capital expenditures, net (6)	$430.4	$995.0
Investments in unconsolidated affiliates	13.7	70.4
Other investing activities	16.0	--
Total capital spending	$460.1	$1,065.4

(1)   See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2)   See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3)   Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4)   Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.
(5)   See Exhibit F for reconciliation to GAAP total operating income.
(6)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,
	2017	2016
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,225	2,954
NGL marine terminal volumes (MBPD)	569	456
NGL fractionation volumes (MBPD)	799	836
Equity NGL production (MBPD) (2)	150	145
Fee-based natural gas processing (MMcf/d) (3)	4,489	4,781
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,356	1,393
Crude oil marine terminal volumes (MBPD)	475	479
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	11,429	11,895
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	80	69
Butane isomerization volumes (MBPD)	92	110
Standalone DIB processing volumes (MBPD)	83	96
Octane additive and related plant production volumes (MBPD)	20	10
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	827	852
Refined products and petrochemicals marine terminal volumes (MBPD)	399	347
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	5,408	5,199
Natural gas pipeline transportation volumes (BBtus/d)	11,429	11,895
Equivalent pipeline transportation volumes (MBPD) (5)	8,416	8,329
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,443	1,282

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)   “BBtus/d” means billion British thermal units per day.
(5)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2016 by quarter:
1st Quarter	$2.09	$0.16	$0.38	$0.53	$0.53	$0.76	$0.31	$0.18	$33.45	$35.11
2nd Quarter	$1.95	$0.20	$0.49	$0.62	$0.63	$0.96	$0.33	$0.19	$45.59	$47.35
3rd Quarter	$2.81	$0.19	$0.47	$0.63	$0.67	$0.98	$0.38	$0.24	$44.94	$46.52
4th Quarter	$2.98	$0.24	$0.58	$0.83	$0.90	$1.08	$0.36	$0.24	$49.29	$50.53
YTD 2016 Averages	$2.46	$0.20	$0.48	$0.65	$0.68	$0.94	$0.34	$0.21	$43.32	$44.88

2017 by quarter:
1st Quarter	$3.32	$0.23	$0.71	$0.98	$0.94	$1.10	$0.47	$0.32	$51.91	$53.52

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.66 per gallon during the first quarter of 2017 versus $0.40 per gallon for the first quarter of 2016.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.	Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2017	2016
Net income attributable to limited partners (GAAP)	$760.7	$661.2
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	402.3	382.1
Add distributions received from unconsolidated affiliates	102.5	115.8
Subtract equity in income of unconsolidated affiliates	(94.8)	(101.1)
Subtract sustaining capital expenditures (1)	(48.0)	(59.3)
Add net losses or subtract net gains attributable to asset sales	(0.3)	4.9
Add cash proceeds from asset sales	2.0	13.4
Add non-cash expense or subtract benefit attributable to changes in fair value of the Liquidity Option Agreement	5.5	(2.2)
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	(20.3)	20.1
Add deferred income tax expense	0.1	4.1
Add non-cash asset impairment and related charges	11.2	1.7
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	7.7	12.9
Distributable cash flow (non-GAAP)	1,128.6	1,053.6
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	48.0	59.3
Subtract cash proceeds from asset sales reflected in distributable cash flow	(2.0)	(13.4)
Add or subtract the net effect of changes in operating accounts, as applicable	(310.4)	(186.4)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(10.2)	(13.4)
Net cash flow provided by operating activities (GAAP)	$854.0	$899.7

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2017	2016	2017
Net income (GAAP)	$771.0	$670.2	$2,653.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(94.8)	(101.1)	(355.7)
Add distributions received from unconsolidated affiliates	102.5	115.8	438.2
Add interest expense, including related amortization	249.3	240.6	991.3
Add provision for income taxes	6.0	8.4	21.0
Add depreciation, amortization and accretion in costs and expenses	384.3	367.1	1,504.1
Add non-cash asset impairment and related charges	11.2	1.7	63.0
Add non-cash net losses or subtract net gains attributable to asset sales	(0.3)	6.6	(9.4)
Add non-cash expense or subtract benefit attributable to changes in fair value of the Liquidity Option Agreement	5.5	(2.2)	32.2
Add losses or subtract gains attributable to unrealized changes in the fair market value of derivative instruments	(20.3)	20.1	4.6
Adjusted EBITDA (non-GAAP)	1,414.4	1,327.2	5,343.1
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(249.3)	(240.6)	(991.3)
Subtract provision for income taxes reflected in Adjusted EBITDA	(6.0)	(8.4)	(21.0)
Subtract distributions received for return of capital from unconsolidated affiliates	(12.0)	(9.1)	(73.9)
Add deferred income tax expense	0.1	4.1	2.6
Add or subtract the net effect of changes in operating accounts, as applicable	(310.4)	(186.4)	(304.9)
Add or subtract miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	17.2	12.9	66.5
Net cash flow provided by operating activities (GAAP)	$854.0	$899.7	$4,021.1

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2017	2016
Total gross operating margin (non-GAAP)	$1,469.1	$1,324.3
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(376.2)	(358.2)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(11.2)	(1.7)
Add net gains or subtract net losses attributable to asset sales not reflected in gross operating margin	0.3	(4.9)
Subtract general and administrative costs not reflected in gross operating margin	(50.4)	(43.9)
Operating income (GAAP)	$1,031.6	$915.6

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.